Exhibit 10.4

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

(Amendment No. 3)

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 3, 2024, between PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, and RICHARD A. GRAFMYRE, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Penns Woods and Executive are parties to an amended and restated employment agreement, dated March 9, 2021, as amended by an Amendment No. 1 to Employment Agreement, dated July 15, 2022 (“Amendment No. 1 to Employment Agreement”), and an Amendment No. 2 to Employment Agreement, dated December 12, 2023 (“Amendment No. 2 to Employment Agreement”)(as so amended, the “Employment Agreement”); and

WHEREAS, Penns Woods and Executive desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to Section 4(a) of Employment Agreement. Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  Salary. Executive shall be paid a base salary at the rate of $850,000 per year, annualized commencing with the first pay period for June 2024, payable at such times as salaries are paid to other executive officers of Penns Woods. The Board of Directors of Penns Woods shall review Executive’s base salary annually and may, from time to time, in its discretion increase Executive’s base salary. Any and all such increases in base salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.”

2. Amendment to Section 4(b) of Employment Agreement. Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(b)  Discretionary Bonus. Executive shall be entitled to participate in an equitable manner with other senior management employees of Penns Woods in such annual or other periodic bonus programs (if any) as may be maintained from time to time by Penns Woods for its executive officers; provided, however, that Executive’s bonus under such programs (if any) shall in no event exceed $325,000 in cash for any calendar year. At the discretion of the Compensation Committee of the Penns Wood Board, (i) up to fifty percent (50%) of the aggregate amount of any discretionary bonus payable to Executive with respect to any year may be paid in Penns Woods common stock issued under the Penns Woods 2020 Equity Incentive Plan in lieu of cash and (ii), with respect to any year in which a portion of the discretionary bonus is payable in Penns Woods common stock, any portion of the remaining bonus amount otherwise payable in cash for such year (up to 100% of the aggregate bonus amount payable for such year) may be payable in the form of Penns Woods common stock with the consent of Executive. The aggregate number of shares of Penns Woods common stock issuable with respect to any year shall be subject to any limitations on the total number of shares that may be issued to any individual under any plan, program, or policy of Penns Woods then in effect. Any shares of Penns Woods common stock issued to Executive under this Section shall be subject to the same restrictions on transfer as are applicable shares issued under the 2020 Non-Employee Director Compensation Plan; provided, however, that (i) when Executive attains age 71 no more than a one (1) year transfer restriction shall apply to any such shares and (ii) when Executive attains age 72, all transfer restrictions then applicable to any such shares shall lapse.

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3. Amendment to Section 4(c) of Employment Agreement. Section 4(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(c)  Vacation and Sick Leave. Executive shall be entitled to such paid time off as may be determined in accordance with the personnel policies of Penns Woods from time to time in effect (currently thirty-four (34) days for Executive). Executive shall not receive any payments for unused paid time off.

4. Ratification of Employment Agreement. Except as amended by this Amendment No. 3 to Amended and Restated Employment Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this Amendment No. 3 to Amended and Restated Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein. References in the Employment Agreement to the "Agreement" shall be deemed to be references to the Employment Agreement (as amended by Amendment No. 1 to Employment Agreement and Amendment No. 2 to Employment Agreement) as further amended hereby.

5. Notices. Except as otherwise provided in this Amendment No. 3 to Amended and Restated Employment Agreement, any notice required or permitted to be given under this Amendment No. 3 to Amended and Restated Employment Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence (as then reflected in the personnel records of the Employer), in the case of notices to Executive, and to the then principal offices of Penns Woods, in the case of notices to the Employer.

6. Waiver. No provision of this Amendment No. 3 to Amended and Restated Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and the Employer. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amendment No. 3 to Amended and Restated Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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7. Assignment. This Amendment No. 3 to Amended and Restated Employment Agreement shall not be assignable by any party, except by Penns Woods to any of its affiliated companies or to any successor in interest to its businesses.

8. Entire Agreement; Effect on Prior Agreements. This Amendment No. 3 to Amended and Restated Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes and replaces any prior agreement relating to the subject matter hereof.

9. Validity. The invalidity or unenforceability of any provision of this Amendment No. 3 to Amended and Restated Employment Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

10. Applicable Law. This Amendment No. 3 to Amended and Restated Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

11. Headings. The section headings of this Amendment No. 3 to Amended and Restated Employment Agreement are for convenience only and shall not control or affect the meaning or construction, or limit the scope or intent, of any of the provisions hereof.

12. Number. Words used herein in the singular form shall be construed as being used in the plural form, as the context requires, and vice versa.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Amended and Restated Employment Agreement as of the date set forth below.

PENNS WOODS BANCORP, INC.

By:	R. Edward Nestlerode, Jr.	Date: June 3, 2024
Chairman
(“Penns Woods”)

/s/ Richard A. Grafmyre		Date: June 3, 2024
RICHARD A. GRAFMYRE
(“Executive”)

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